Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 16, 2007, accompanying the consolidated financial statements and schedule of Clayton Holdings, Inc. as of December 31, 2006 and 2005 (Successor Company balance sheets), and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005, and for the period from inception (May 24, 2004, the earlier date common control was established — see Note 1, Organization and Description of Business, and Basis of Presentation, Basis of Presentation) through December 31, 2004 and for the year ended December 31, 2005 (Successor Company operations) and for the period from January 1, 2004 through August 1, 2004 (Predecessor Company operations). We have also issued our report dated October 14, 2005, accompanying the consolidated statements of income, shareholders’ equity and cash flows of Clayton Fixed Income Services Inc. (formerly known as The Murrayhill Company) and its subsidiary for the period January 1, 2004 through May 23, 2004. These reports are included in the Annual Report of Clayton Holdings, Inc. on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statement of Clayton Holdings, Inc. on Form S-8 (File No. 333-132683).

/s/GRANT THORNTON LLP

New York, New York

March 20, 2007